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                                                                      EXHIBIT 15

PRESS RELEASE

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
Contact:      Bahram Yusefzadeh                      Jon Lee
              Chairman and Chief Executive Officer   Chief Operating Officer
              Phoenix International Ltd., Inc.       London Bridge Software Holdings plc
              + (407) 548-5100                       + 44 207 403 1333
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              PHOENIX INTERNATIONAL TO BE ACQUIRED BY LONDON BRIDGE

 Phoenix Also Files Amended Financial Statements And SEC Reports, And Announces
                 Agreement in Principle to Settle Class Action

         ORLANDO, Fla. (October 25, 2000) -- Phoenix International Ltd., Inc. (Nasdaq/NM: PHXXE), a world leader in client/server core banking solutions, today announced that London Bridge Software Holdings plc. (LSE, LNB.L) has agreed to acquire substantially all of the assets and certain liabilities of the Heathrow-based software developer. The announcement comes after the London-based firm entered into a pre-acquisition exclusivity agreement with Phoenix in late August of this year.

         The asset purchase agreement, signed today, calls for London Bridge to pay approximately $45.5 million in cash to Phoenix and assume specified liabilities of Phoenix in exchange for substantially all of Phoenix's assets. Phoenix is retaining all other assets and liabilities. The purchase price is subject to various contingencies that could result in significant adjustments to the amount of cash distributable to Phoenix's shareholders. For example, 25% of the purchase price will be placed in an escrow account on the closing date to indemnify London Bridge under the asset purchase agreement. Phoenix would make an initial distribution of a portion of the cash proceeds to shareholders as soon as practicable after the closing of the transaction, which is expected to occur in the first quarter of 2001, and would make a subsequent distribution of any cash remaining in the escrow account as soon as practicable after the expiration of the escrow period on September 30, 2001. Additionally, Phoenix cannot accurately determine at the present time the value of some of the assets and liabilities that Phoenix is retaining, but the liabilities in particular could reduce the amount of cash distributable to the shareholders. Because of contingencies and uncertainties such as these, the amount of net proceeds ultimately distributed to Phoenix's shareholders likely will differ from and could be substantially less than the $45.5 million stated purchase price. Because the completion of the transaction is subject to various conditions, including approval of the transaction by Phoenix's shareholders and the final settlement of the class action litigation described below, Phoenix cannot be sure that the transaction will be completed or of the timing of any distributions to shareholders.

         PHOENIX AND ITS BOARD OF DIRECTORS WILL SOLICIT PROXIES IN CONNECTION WITH THE SPECIAL MEETING OF SHAREHOLDERS TO BE HELD TO CONSIDER THE APPROVAL OF THE ASSET PURCHASE AGREEMENT AND THE ASSET SALE. DETAILED INFORMATION CONCERNING THE INTERESTS OF THESE SOLICITATION PARTICIPANTS IN THE SOLICITATION MAY BE OBTAINED FROM PHOENIX UPON REQUEST BY CONTACTING PHOENIX'S CORPORATE SECRETARY AT (407) 548-5202 OR BY REFERENCE TO PHOENIX'S PROXY STATEMENT RELATED TO ITS ANNUAL MEETING


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LONDON BRIDGE ACQUIRES PHOENIX INTERNATIONAL
Page 2
October 25, 2000

OF SHAREHOLDERS HELD ON MAY 5, 2000. THE INFORMATION WILL ALSO BE CONTAINED IN THE DEFINITIVE PROXY STATEMENT THAT PHOENIX WILL FILE WITH THE SECURITIES AND EXCHANGE COMMISSION IN CONNECTION WITH THE SPECIAL MEETING OF SHAREHOLDERS. INVESTORS ARE URGED TO READ THE DEFINITIVE PROXY STATEMENT RELATING TO THE SOLICITATION WHEN IT IS AVAILABLE BECAUSE IT CONTAINS IMPORTANT INFORMATION. MATERIALS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION WILL BE AVAILABLE ELECTRONICALLY, WITHOUT CHARGE, AT AN INTERNET SITE MAINTAINED BY THE SECURITIES AND EXCHANGE COMMISSION. THE ADDRESS OF THAT SITE IS www.sec.gov. IN ADDITION, THE PROXY STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION WILL BE MAILED TO PHOENIX SHAREHOLDERS AND MAY BE OBTAINED WITHOUT CHARGE FROM PHOENIX UPON REQUEST.

         Based in the United Kingdom, London Bridge is a global leader in providing customer-centric financial software that includes mortgage lending, customer relationship management and credit risk management solutions. London Bridge had over $60 million in revenue last year, more than 60 percent of which originates in the U.S. U.S. clients include Chase Manhattan, Ford Motor Credit, BankAmerica, BankBoston, G.E. Capital, Wachovia Bank and Citigroup. International clients include Royal Bank of Scotland, Bank of Scotland, Lloyds/TSB Bank and National Australia Bank. Worldwide, the company has more than 400 clients, 450 employees, and offices in London, Atlanta, Orlando, San Francisco, Irvine, Charlotte, Denver, Stratford (UK) and Singapore.

         Bahram Yusefzadeh, Chairman and Chief Executive Officer of Phoenix International said:

         "This transaction will bring value and stability to the Phoenix organization. With a market cap of around $1.5 billion, London Bridge will be able to provide the global infrastructure and financial resources necessary to expand the Phoenix vision and position the Phoenix System as the preeminent client/server, Internet enabled core banking solution in the world. London Bridge initially came to us as a technology partner because they saw the inherent value of our product and how it would complement and broaden their own product offerings. The completion of this transaction will provide the sound financial backing necessary to take our products, our clients and our employees to the next level of growth and success. London Bridge's business acumen, combined with their focus on delivering customer-focused, leading-edge technology and services for financial organizations throughout the world, will provide the base necessary for the long-term viability and success of the Phoenix System. This is excellent news for our clients, our employees and for the entire financial services industry which is seeking advanced banking technology."

         Gordon Crawford, Chairman of London Bridge Software Holdings plc., said:


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LONDON BRIDGE ACQUIRES PHOENIX INTERNATIONAL
Page 3
October 25, 2000

         "We are delighted to enter into this agreement with Phoenix. The completion of this transaction will allow us to greatly extend the products and services we can offer our customers. We believe that the Phoenix System is the most advanced client/server Internet-enabled core banking solution available today and we intend to expand upon the vision begun by the Phoenix management team in 1993. Our decision to acquire the organization was based on a shared technology vision, the strength and growing maturity of the product, an impressive, dedicated staff, and a strong, well-established client base. The need for customer centricity and integrated Internet capability in modern banking systems will only increase over the next decade as new entrants want comprehensive solutions without having to employ large IT departments and existing banks work hard in a more competitive environment to improve their systems while attacking their cost bases. Together with our Vectus and Debt Manager solutions, on completion of this transaction, we will be the only supplier in the world with a complete customer centric retail banking solution which runs on low cost client/server technology and comes fully Internet enabled.

         We are now uniquely positioned to provide a fully integrated front-to-back core banking solution, as well as a global network of support services, for financial institutions of all sizes who are seeking superior technology to help them compete more effectively and efficiently."

         Phoenix today also filed with the U.S. Securities and Exchange Commission an amended 1999 annual report on Form 10-K which, among other things, includes audited restated financial statements for 1997, 1998, and 1999. Generally, the effect of the restated financial statements is to defer revenues into future periods and to offset revenues against development costs in certain instances, resulting in lower revenues and additional losses during 1997, 1998, and 1999. For related reasons, Phoenix also amended its Form 10-Q report for the quarter ended March 31, 2000 and filed its Form 10-Q report for the quarter ended June 30, 2000, which had been delayed pending completion of the restatement of the 1997, 1998, and 1999 financial statements. Phoenix's auditors have previously issued unqualified opinions with respect to Phoenix's previously filed financial statements for the years ended December 31, 1999, 1998 and 1997.

         Additionally, today Phoenix entered into an agreement in principle to settle the consolidated securities class action litigation with a settlement class comprising shareholders who acquired Phoenix stock during the period between May 5, 1997 and August 22, 2000. The settlement of this action, which was filed on November 23, 1999, provides for Phoenix to pay $4,225,000 in cash to the putative shareholder class. Phoenix General Counsel C. Russell Pickering stated that "Phoenix and the other defendants have not admitted any wrongdoing or liability. However, we believe that this settlement is in the best interests of Phoenix and its shareholders, and allows us to focus on our business and the pending transaction with London Bridge." The settlement is subject to certain customary conditions, notice to the proposed settlement class and preliminary and final court approval.

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About Phoenix International

         Phoenix International Ltd., Inc., headquartered in Orlando, Florida, is a leading provider of integrated software applications for the financial services industry worldwide. The company's


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products include the Phoenix System, a fully integrated client/server retail banking system that includes customer relationship information management, on-line customer profitability analysis, financial reporting and an executive information management system. Phoenix also offers fully integrated teller, trade finance, and Internet banking modules, as well as Intranet and web site applications and services. Phoenix also offers its system on an outsourced basis through its application service centers.

About London Bridge Group

         Based in London, with offices in Atlanta, Orlando, San Francisco, Charlotte, Denver, Irvine, Stratford (UK) and Singapore, London Bridge Software Holdings plc specializes in the development of customer relationship management
(CRM) mortgage lending and credit management software and services. Its North American division sells and supports the company's full line of software products for the U.S. market. London Bridge Software Holdings plc is listed on the London Stock Exchange with a market capitalization of more than $1.5 billion.

         This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements include all statements that are not statements of historical fact and relate to the intent, belief, plans or expectations of Phoenix and London Bridge, their management, and their customers . Words like "plans," "intends," "believes," "signifies," "estimates," "anticipate," "will" , "expect" and words of similar meaning are intended to identify forward-looking statements. Actual results may vary significantly from the forward-looking statements. Among the key risks, assumptions and factors are (i) whether the transaction with London Bridge will be completed, (ii) whether the market will accept new products and services offered by Phoenix now and in the future, including those to be offered through Phoenix's data centers; (iii) whether Phoenix can attract new customers and the timing of customer contracts; (iv) Phoenix's ability to expand and leverage its sales force, marketing alliances and other distribution channels; (v) fluctuations in Phoenix's quarterly and annual results of operations; (vi) the impact of negative publicity on Phoenix and its operations; (vii) competition;
(viii) Phoenix's ability to become profitable and manage its cash flow; and other factors that are discussed in detail in Phoenix's filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K/A and the Risk Factors section in Phoenix's Registration Statement on Form S-1 (Registration No. 333-31415), as declared effective by the Securities and Exchange Commission on August 13, 1997.

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